Exhibit 5.11

CONSENT OF P. PELLETIER

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation (File No. 333-190073).

/s/ Pierre Pelletier
By:	Pierre Pelletier, Eng.
Title:	Vice President, Metallurgy

Dated:	January 15, 2014